Exhibit 99
Contact:
Kenneth C. Mitchell
Senior Vice President and Chief Financial Officer
615-234-5904
SYMBION STOCKHOLDERS APPROVE MERGER
WITH AN AFFILIATE OF CRESTVIEW PARTNERS, L.P.
Nashville, Tennessee (August 15, 2007) — Symbion, Inc. (NASDAQ:SMBI) announced today that stockholders voted to approve the merger agreement providing for the merger of Symbion with an affiliate of Crestview Partners, L.P.
Holders of approximately 15.5 million shares of Symbion voted in favor of approving the merger agreement and the transactions contemplated thereby, representing approximately 71.2% of Symbion’s total outstanding voting shares. Under the terms of the merger agreement, Symbion stockholders will receive $22.35 per share in cash, without interest, for each share of Symbion common stock held. The transaction is expected to close in the third quarter of 2007, subject to requisite regulatory approvals and other customary closing conditions.
About Symbion, Inc.
Symbion, Inc., headquartered in Nashville, Tennessee, owns and operates a network of 57 short stay surgical facilities in 23 states. Symbion’s facilities provide non-emergency surgical procedures across many specialties.
About Crestview Partners, L.P.
Crestview Partners, L.P. is a $1.5 billion private equity firm established in 2004 by former Goldman, Sachs & Co. partners Thomas S. Murphy, Jr. and Barry S. Volpert. Crestview is backed by a sophisticated group of investors, including many prominent entrepreneurs and institutions. Crestview’s professionals have arranged more than $20 billion in acquisitions and buyouts over the course of their careers, including the 1989 management buyout of HCA Inc. and acquisitions of Quorum Health Group and Westminster Healthcare.
Forward Looking Statements
This press release contains forward-looking statements based on management’s current expectations. These statements have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that may cause actual results to differ from the expectations expressed in the statements. Many of these factors are beyond the ability of Symbion to control or predict. These factors include, without limitation: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the outcome of legal proceedings instituted against Symbion and others following announcement of the merger agreement; (iii) the inability to complete the merger; and (iv) the failure to obtain the necessary debt financing arrangements for the merger. In light of the significant uncertainties inherent in the forward-looking statements contained in this press release, you should not place undue reliance on them. Symbion undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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